                       SECURITIES AND EXCHANGE COMMISSION
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g)
      of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 333-52975


                              COLTEC CAPITAL TRUST
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



                              Four Coliseum Centre
                              2730 West Tyvola Road
                         Charlotte, North Carolina 28217
                                 (704) 423-7000
--------------------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)



                     5 1/4% Convertible Preferred Securities,
             Term Income Deferrable Equity Securities (TIDES)(SM)(1)
                             of Coltec Capital Trust
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)



                                      None
--------------------------------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under Section 13 (a) or 15 (d) remains)


--------
(1) The terms Term Income Deferrable Equity Securities (TIDES)(SM) and TIDES(SM) are registered service marks of Credit Suisse First Boston Corporation.

 Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)  [x]      Rule 12h-3(b)(1)(i)   [x]
             Rule 12g-4(a)(1)(ii) [ ]      Rule 12h-3(b)(1)(ii)  [ ]
             Rule 12g-4(a)(2)(i)  [ ]      Rule 12h-3(b)(2)(i)   [ ]
             Rule 12g-4(a)(2)(ii) [ ]      Rule 12h-3(b)(2)(ii)  [ ]
                                           Rule 15d-6            [ ]

Approximate number of holders of record as of the certification or notice date:
57


Pursuant to the requirements of the Securities Exchange Act of 1934, Coltec Capital Trust has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  January 16, 2002                          COLTEC CAPITAL TRUST

                                                 By: /s/ Kenneth L. Wagner
                                                     -------------------------
                                                 Name:  Kenneth L. Wagner
                                                 Title: Administrative Trustee